Exhibit 10.34

ASSIGNMENT OF

EMPLOYMENT AGREEMENT

THIS ASSIGNMENT OF EMPLOYMENT AGREEMENT (this “Assignment”), dated as of December 30, 2013 (the “Effective Date”), is entered into by and between Rentech, Inc. (“Rentech”), Rentech Nitrogen GP, LLC (the “General Partnership”) and John Diesch (“Executive”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Employment Agreement (as defined below).

RECITALS

WHEREAS, Rentech and Executive are parties to that certain Employment Agreement, dated as of November 3, 2009 (the “Employment Agreement”); and

WHEREAS, Executive has historically had an employment relationship with both Rentech and the General Partnership;

WHEREAS, effective as of the Effective Date, Rentech, the General Partnership and Executive mutually desire to assign the Employment Agreement to the General Partnership to provide that Executive shall be employed solely by the General Partnership going forward, as set forth in this Assignment.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby assign the Employment Agreement as follows:

ASSIGNMENT

1.	All references to “Rentech, Inc.” and in the Employment Agreement and any Exhibits thereto are hereby replaced with “Rentech Nitrogen GP, LLC.”

2.	All references to the “Company” in the Employment Agreement shall be deemed to mean and refer to the General Partnership.

3.	All references to the “Compensation Committee” in the Employment Agreement are hereby replaced with, and shall be deemed to mean and refer to, the Board of Directors of the General Partnership.

4.	Section 2(a) of the Employment Agreement is hereby revised to refer to Executive serving as President of the Company, rather than Senior Vice President of Operations.

5.	Section 6(b) of the Employment Agreement is hereby revised to refer to 7.7 (Indemnification) of the Second Amended and Restated Agreement of Limited Partnership of Rentech Nitrogen Partners, L.P., as amended, rather than Articles Thirteen and Fourteen of Rentech, Inc.’s Amended and Restated Articles of Incorporation.

6.	The parties hereto acknowledge and agree that this Assignment and, beginning on the Effective Date, the fact that Executive shall solely be employed by the General Partnership (and will no longer be employed by Rentech, Inc.), shall not constitute grounds for “Good Reason” (as defined in the Employment Agreement) and shall not otherwise constitute a termination of employment for any reason, including without limitation, for purposes of the severance provisions contained in Section 5 of the Employment Agreement.

7.	This Assignment shall be and hereby is incorporated into and forms a part of the Employment Agreement.

8.	Except as expressly provided herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, Rentech, the General Partnership and Executive have executed this Assignment effective as of the date first above written.

Rentech, Inc.

/s/ Joe Herold
Name:	Joe Herold
Title:	SVP, Human Resources

Rentech Nitrogen GP, LLC

/s/ Colin Morris
Name:	Colin Morris
Title:	SVP & GC

Executive

/s/ John Diesch
John Diesch